UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 26, 2008

SPECTRUM PHARMACEUTICALS, INC.
 (Exact name of registrant as specified in its charter)

Delaware	000-28782	93-0979187
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

157 Technology Drive, Irvine, California	92618
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 788-6700

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

On November 26, 2008, Spectrum Pharmaceuticals, Inc., a Delaware corporation (“Spectrum”), entered into a Purchase and Formation Agreement (the “Purchase Agreement”) with Cell Therapeutics, Inc., a Washington corporation (“CTI”) for the establishment of a 50/50 owned joint venture RIT Oncology, LLC, a newly-formed Delaware limited liability company (the “Joint Venture”), whose purpose will be to commercialize and develop Zevalin® (ibritumomab tiuxetan) (the “Zevalin Product”) in the United States. CTI previously acquired the U.S. rights to develop, market and sell the Zevalin Product from Biogen Idec Inc. (“Biogen”) on December 21, 2007.

At the closing of the transaction contemplated by the Purchase Agreement, Spectrum and CTI will enter into an operating agreement for the Joint Venture (the “LLC Agreement”), which will set forth the terms of governance, capital contributions and distributions and certain buy-out and put rights, among other things, with respect to the Joint Venture and the members’ respective interests therein. Upon the closing of the transaction, Spectrum and CTI will become the sole members of the Joint Venture and will each receive a 50% membership interest therein, and CTI will contribute the Zevalin Product assets to the Joint Venture. A Board of Managers comprised of an equal number of members appointed by both Spectrum and CTI will govern the Joint Venture. Additionally, at the closing, each of Spectrum and CTI will pledge their respective membership interests in the Joint Venture to each other to secure certain obligations set forth in the Purchase Agreement and LLC Agreement (which security interests may be subordinate and subject to certain first priority security interests). CTI will receive an initial payment of $7.5 million at the closing of the transaction and $7.5 million in early January 2009, and may also receive up to an additional $15.0 million in product sales milestone payments upon achievement of certain net sales targets. Both Spectrum and CTI are to equally provide for the future capital requirements of the Joint Venture and share equally in the profits and losses of the Joint Venture.

The closing of the transaction is subject to the satisfaction or waiver of specified closing conditions, including conditions regarding the accuracy of the parties’ representations and warranties, compliance with the parties’ pre-closing covenants, receipt of the consent of Biogen in a form satisfactory to each of Biogen, CTI and Spectrum, as well as other closing conditions. Certain of the closing conditions may be waived by the applicable party, but there can be no assurance that any such conditions would be waived if they are not duly satisfied.

The parties have certain indemnification obligations pursuant to the Purchase Agreement, including with respect to breaches of the parties’ applicable representations, warranties and covenants. Subject to certain exceptions, the indemnification obligations of Spectrum, on the one hand, and CTI, on the other hand, must exceed $325,000 before any amounts are payable and cannot exceed an aggregate of $2.25 million. In addition to other customary termination rights with respect to the Purchase Agreement, if the transaction does not close on or before December 15, 2008, each of CTI and Spectrum may elect to terminate the Purchase Agreement.

On November 26, 2008, Spectrum and CTI issued a joint press release announcing the transaction described in this Item 1.01, a copy of which is attached at Exhibit 99.1 hereto.

This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements contain words such as “will,” “expect,” “believe,” or the negative thereof or comparable terminology, and may include (without limitation) information regarding the Spectrum’s expectations, goals or intentions regarding the future, including but not limited to statements regarding the Joint Venture. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. In particular, Spectrum can provide no assurances that the conditions to the closing of the Joint Venture will be satisfied, that the necessary approval of Biogen will be obtained, or that if the Joint Venture transaction is consummated, Spectrum will be able to realize the benefits anticipated from the transaction. Risks that could affect forward-looking statements also include those related to the parties’ ability to successfully operate the Joint Venture, changes in laws and regulations and general economic conditions. Additional factors that could cause actual results to differ are described in further detail in Spectrum’s reports filed with the Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K for the year ended December 31, 2007 and its subsequent Quarterly Reports on Form 10-Q. All forward looking statements in this Current Report on Form 8-K speak only as of the date hereof. Spectrum does not plan to update any such forward-looking statements and expressly disclaims any duty to update the information contained herein except as required by law.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release dated November 26, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 3, 2008	SPECTRUM PHARMACEUTICALS, INC.

	By:	/s/ Shyam Kumaria

		Name:	Shyam Kumaria
		Title:	V.P. Finance

Exhibit List

Exhibit No.	Description

99.1	Press Release dated November 26, 2008.